BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

150103

Filed in the office of	Document Number
Barbara K. Cegavske	20160235063-78
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 05/25/2016 9:47 AM
	Entity Number E0334932013-3

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Air Industries Group

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada (the "NRS"), the Board of Directors of Air Industries Group hereby files this Certificate of Designation and designates a new class of Preferred Stock as Series A Convertible Preferred Stock having the powers, preferences, rights, limitations set forth on the Attachment annexed hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer Daniel R. Godin, President & CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

Attachment to Certificate of Designation of Series A Convertible Preferred Stock

Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 8(b).

  “Business Day” means any day except Saturday, Sunday, and any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

       “Close of Business” means 5:00 p.m. (New York City time).

 “Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the subsidiaries of the Company, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” means Air Industries Group, a Nevada corporation.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Price” per share of Series A Preferred Stock as of any date means the Stated Value of such share of Series A Preferred Stock ($10.00) divided by the then applicable Conversion Rate.

“Conversion Rate” means initially 2.0325 shares of Common Stock per $10.00 Stated Value, subject to adjustment in certain events as set forth in Section 8.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Dividend Payment Date” means the 15th calendar day of each March, June, September and December, commencing on September 15, 2016.

 “Dividend Period” means the respective period commencing on and including the 16th day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the date of original issuance of the Series A Preferred Stock and end on and include September 15, 2016, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 9, which shall end on and include the day preceding the applicable redemption date with respect to the shares of Series A Preferred Stock being redeemed).

“Dividend Record Date” means each March 1, June 1, September 1, and December 1, or such other applicable record date designated by the Board of Directors for the payment of dividends that is not more than 60 or fewer than 10 days prior to the applicable scheduled Dividend Payment Date.

“Effective Date” means the date that this Certificate of Designation is filed with the Secretary of State of Nevada.

“Fundamental Transaction” shall have the meaning set forth in Section 8(b).

“Holder” shall mean an owner of Series A Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5.

“Mandatory Conversion” shall have the meaning set forth in Section 7(b).

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(b).

“Mandatory Conversion Shares” shall have the meaning set forth in Section 7(b).

“New York Courts” shall have the meaning set forth in Section 10.

“Notice of Conversion” shall have the meaning set forth in Section 7(a).

“Offering” means the offering of the Preferred Stock pursuant to the Confidential Private Placement Memorandum of the Company initially distributed dated May 9, 2016, as supplemented on May 24, 2016.

“Original Issue Date” means May 25, 2016.

“Parity Stock” means the shares of any   class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Permitted Distributions” means:

(i) dividends payable solely in capital stock of the Company ranking, as to dividends and as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock;

(ii) the conversion into or exchange for other shares of any class or series of capital stock of the Company ranking, as to dividends and as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock; and

(iii) repurchases, redemptions or acquisitions of shares of the Common Stock or any other class or series of capital stock of the Company in connection with any pre-existing employment contract, equity incentive plan, benefit plan or similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, or in connection with the payment of withholding taxes relating to employee equity awards.

“Person” means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“PIK Election” shall have the meaning set forth in Section 4(b).

“PIK Shares” shall have the meaning set forth in Section 4(b).

“Principal Market” means the NYSE MKT or any other of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, or the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

“Redemption” shall have meaning set forth in Section 9.

“Redemption Date” shall have meaning set forth in Section 9.

“Redemption Notice” shall have meaning set forth in Section 9.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” means $10.00 per share.

“Trading Day” means a day on which the NYSE MKT or any other trading market or exchange on which the Common Stock may then trade is open for business.

Section 2.    Designation, Amount and Par Value.  The series of preferred stock designated by this Certificate shall be designated as the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 900,000.  Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

Section 3. Rank. The Series A Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company: (i) senior to all classes or series of the Common Stock and to any other class or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (ii) on parity with the shares of any Parity Stock; and (iii) junior to any other class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock. The Series A Preferred Stock will rank junior in right of payment to the Company’s existing and future debt obligations.

Section 4.    Dividends. (a) Subject to the preferential dividend rights of the holders of any series or class of stock of the Company ranking senior as to the payment of dividends, the Holders will be entitled to receive, on any outstanding shares of Series A Preferred Stock held by such Holders, out of any funds and assets of the Company legally available prior and in preference to any declaration or payment of any dividend on the Common Stock or any other series or class of stock ranking junior to the Series A Preferred Stock, cumulative dividends, payable quarterly. Dividends on the Series A Preferred Stock will be payable on a cumulative basis at an annual rate for the first two years after the Original Issue Date of 12% of the Stated Value per share and thereafter at the annual rate of 16% of the Stated Value per share.  Dividends on the Series A Preferred Stock shall accrue and be cumulative from and including the date of issue in the case of the initial Dividend Period and thereafter from the first day of each succeeding Dividend Period, and shall be payable quarterly in arrears on (A) each Dividend Payment Date, commencing September 15, 2016, (B) the Mandatory Conversion Date and (C) the Redemption Date; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date.

(b)  Dividends shall be payable in cash or, at the election of the Company (the “PIK Election”) the Company may (subject to the Company having sufficient shares of Series A Preferred Stock available for issuance) pay dividends by delivery of additional shares of Series A Preferred Stock (“PIK Shares”); provided that if during the first two years after the Original Issue Date the Company fails to pay in respect of any dividend period a dividend at the annual rate of at least 8% of the Stated Value per share in cash, in addition to paying a sufficient number of PIK Shares so that the sum of the cash dividends and PIK Shares paid in respect of such period equals 12% per annum the Company will issue PIK Shares in an amount equal to the product of the proportion of the required 8% per annum cash dividend not paid times 3% per annum. Thus, if no cash is paid in respect of a dividend due in the first two years, in respect of that dividend period the Company will issue PIK Shares at the rate of 15% per annum of the Stated Value per share.  Thereafter if the Company fails to pay at least 10% of the dividend payable in respect of any dividend period in cash, in addition to paying a sufficient number of PIK Shares so that the sum of the cash dividends and PIK Shares paid equals 16% per annum, the Company will issue PIK Shares in in an amount equal to the product of the proportion of the required 10% per annum cash dividend not paid times 3% per annum. Thus, if no cash is paid in respect of a dividend due after the first two years respect of that dividend period the Company will issue PIK Shares at the rate of 19% per annum of the Stated Value per share.

(c) If the Company shall make the PIK Election with respect to the dividend payable on the Series A Preferred Stock as of any Dividend Payment Date, it shall deliver to each holder of shares of Series A Preferred Stock within ten (10) business days following such Dividend Payment Date a number of shares of Series A Preferred Stock equal to (A) the aggregate dividend payable to such holder with respect to the shares of Series A Preferred Stock held by such holder as of the Dividend Record Date preceding such Dividend Payment Date divided by (B) the Stated Value per share of the Series A Preferred Stock as of such Dividend Record Date.  For purposes of determining the dividends payable on PIK Shares, PIK Shares shall be deemed to have been issued as of the applicable Dividend Payment Date.

(d) If the Company pays less than the required 8% or 10% of the dividends for any Dividend Period in cash, it shall not declare or pay any cash dividends on its Common Stock until the next Dividend Period.

    (e) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, or whether or not such dividends are authorized or declared.

     (f) Except as provided in Section 4(g) below and except for Permitted Distributions, the Company shall not (unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are declared and paid in cash or PIK Shares): (i) (A) declare and pay or declare and set aside for payment of dividends in respect of the Common Stock or any other security junior in right of payment to the Series A Preferred Stock, or (B) declare and make any distribution of cash or other property, directly or indirectly, in each case, on or with respect to any shares of the Common Stock or shares of any other class or series of the capital stock of the Company ranking, as to dividends, junior to the Series A Preferred Stock, for any period; or (ii) redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock.

(g) When dividends are not paid in full and a sum sufficient for such full payment is not so set aside upon the Series A Preferred Stock and all Parity Stock, all dividends declared upon the Series A Preferred Stock and each Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and each class or series of such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Parity Stock for prior Dividend Periods if such other class or series of Parity Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

     (h) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

               Section 5.    Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $10.00 per share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. If, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the shares of any Parity Stock, then the holders of shares of Series A Preferred Stock and each such other class or series of shares of capital stock of the Company ranking, as to the distribution of the Company’s assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

             Section 6.     Voting Rights. Except as otherwise expressly provided herein or as required by law, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder's shares of Series A Preferred Stock would be convertible on the record date (subject always to the Beneficial Ownership Limitation in Section 7(e)), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of shares of Series A Preferred Stock, in which case the Holders of shares of Series A Preferred Stock only shall vote as a separate class.

In addition, subject to the exception set forth below, as long as any shares of Series A Preferred Stock are outstanding, the Company may not, without the affirmative vote of the record holders of a majority of the then outstanding shares of the Series A Preferred Stock voting together as a single class (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred Stock, unless such increase is necessary to pay PIK Dividends, (d) authorize a new series of preferred stock with dividend, liquidation or redemption rights senior or pari passu to the Series A Preferred Stock or (e) enter into any agreement with respect to any of the foregoing.

Section 7.     Conversion.

a) Conversions at Option of Holder. Subject to the provisions of this Section 7, each share of Series A Preferred Stock will be convertible, at any time and from time to time from and after the Effective Date, at the option of the Holder thereof, into Common Stock at the Conversion Price.  Holders may effect conversions by providing the Company with a conversion notice (a “Notice of Conversion”) in the form of Exhibit A hereto, which specifies the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the deemed date of receipt of such Notice of Conversion by the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date will be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Series A Preferred Stock, a Holder will not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Company unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue.  Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof, will be restored to the status of authorized but unissued shares of preferred stock undesignated as to series and may be re-issued as shares of a series of preferred stock subsequently authorized by a duly adopted resolution of the Board of Directors.

b)   Mandatory Conversions at Option of Company. Commencing on the Trading Day on which the closing price of the Common Stock on the Principal Market on which the Common Stock may then trade is greater than 200% of the Conversion Price (subject to adjustment in the event of stock splits, reverse stock splits or stock dividends) for thirty (30) consecutive Trading Days, subject to the condition that, on any Mandatory Conversion Date, all of the Mandatory Conversion Shares may be re-sold without limitation under an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, the Company in its sole discretion may effect the conversion of all of the Series A Preferred Stock to Common Stock (a “Mandatory Conversion”) by providing written notice to each Holder of such conversion, and issuing to the Holders the Conversion Shares issuable upon the Mandatory Conversion (the “Mandatory Conversion Shares”) within three Business Days of notice of such Mandatory Conversion. Within five Business Days following receipt of the Mandatory Conversion Shares, each Holder shall return the certificates for shares of  its Series A Preferred Stock to the Company; provided that, failure by the Holder to return a certificate for shares of Series A Preferred Stock will have no effect on the Mandatory Conversion pursuant to this Section 7(b), which Mandatory Conversion will be deemed to occur upon the issuance by the Company of the Mandatory Conversion Shares (the “Mandatory Conversion Date”), and the Series A Preferred Stock will be deemed to no longer be outstanding as of the date of such issuance.

c) Conversion Price. The number of shares of Common Stock which the Company shall issue upon conversion of the Series A Preferred Stock (whether pursuant to Section 7(a) or 7(b)) will be the number of shares of Series A Preferred Stock to be converted, multiplied by the Stated Value, divided by the Conversion Price in effect at the time of the conversion.

 d) Mechanics of Conversion at Option of Holder

i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates which will contain appropriate restrictive legends and trading restrictions, if any are required, representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock. On or after the Effective Date, the Company shall, upon request of such Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 7 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Company at any time on or before its receipt of such certificate or certificates, in which event the Company shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Company and such Holder shall promptly return to the Company any Common Stock certificates representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Company.

ii. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as are issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Series A Preferred Stock.  The Company covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock.   As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the volume weighted average price on the Conversion Date or round up to the next whole share.

iv. Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock will be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Company will not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof will have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

               v. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 7, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 7(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

                   vi.  Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Series A Preferred Stock and payment of dividends hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

e)           Beneficial Ownership Limitation.  The Company shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock or the warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 7(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 7(e) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 7(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by the applicable Holder.  A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(e) applicable to its Series A Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A Preferred Stock held by the Holder and the provisions of this Section 7(e) shall continue to apply.  Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

            Section 8.     Certain Adjustments.

a) Stock Dividends and Stock Splits.  If the Company, at any time while the Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, will not include any shares of Common Stock issued by the Company upon conversion of shares of Series A Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price will be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator will be the number of shares of Common Stock or, in the event that clause (D) of this Section 8(a) will apply, shares of reclassified capital stock, outstanding immediately after such event.  Any adjustment made pursuant to this Section 8(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)  Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions which is followed by a full or partial liquidation of the Company, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 8(b) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

            c) Calculations.  All calculations under this Section 8 will be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date will be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d) Notice to the Holders.

i. Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder.  If, while the Series A Preferred Stock is outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert shares of Series A Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

Section 9.     Optional Redemption. Commencing on the second anniversary of the Original Issue Date and at any time thereafter, the Company may, in its sole discretion, redeem all of the outstanding Series A Preferred Stock, at a purchase price of $10.00 per share, plus any accrued but unpaid dividends (a “Redemption”), by providing notice (the “Redemption Notice”) to each Holder of the Company’s election to redeem the Series A Preferred Stock and paying the purchase price for the Redemption in accordance with this Section 9.. The Redemption Notice will state the effective date of the Redemption (the “Redemption Date”), which will be not less than 30 days nor more than 60 days from the date of delivery of the Redemption Notice. The Holder may elect to convert the Series A Preferred Stock to Common Stock in accordance with Section 7 at any time prior to the Redemption Date. If the Holder fails to convert its Series A Preferred Stock to Common Stock prior to the Redemption Date, the Holder shall, prior to the Redemption Date, return the certificates for its Series A Preferred Stock to the Company, and provide the Company with wire instructions for payment of the purchase price. On the Redemption Date, the Company may effect the Redemption by paying the purchase price for the Redemption in accordance with such wire instructions or (if no such instructions are received by the Company) by check sent to the address of the Holder as set forth in Section 10.  Failure by the Holder to return a certificate for Series A Preferred Stock will have no effect on the Redemption pursuant to this Section 9, which Redemption will be deemed to occur upon payment by the Company of the purchase price, and the Series A Preferred Stock will be deemed to no longer be outstanding as of the date of such payment.

Section 10.     Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by email .pdf attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth in the Purchase Agreement or at such address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Company, or if no such address appears on the books of the Company, at the principal place of business of the Holders.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or upon actual receipt by the party to whom such notice is required to be given. Conversion notices sent by email will be deemed to have been received on the Business Day sent if sent prior to noon Eastern Time, and on the next Trading Day if sent after noon Eastern Time.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series A Preferred Stock Certificate.  If a Holder’s Series A Preferred Stock certificate becomes mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A  Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company.

d) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation will be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced only in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver.  Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Company or a Holder must be in writing.

f) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Status of Shares of Converted, Redeemed Series A Preferred Stock.  If any shares of Series A Preferred Stock shall be converted, redeemed or otherwise reacquired by the Company, such shares shall resume the status of authorized but unissued preferred stock undesignated as to series and may be re-issued as shares of a series of preferred stock subsequently authorized by a duly adopted resolution of the Board of Directors.

               h)  Status of Shares of Unissued Series A Preferred Stock. Upon the conversion or redemption of all of the shares of Series A Preferred Stock issued pursuant to the Offering or as PIK Shares, all remaining unissued shares of Series A Preferred Stock shall resume the status of authorized but unissued preferred stock undesignated as to series and may be re-issued as shares of a series of preferred stock subsequently authorized by a duly adopted resolution of the Board of Directors,

EXHIBIT A

NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of the Series A Convertible Preferred Stock (the “Certificate of Designation”) of AIR INDUSTRIES GROUP, a Nevada corporation (the “Company”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to have the Company convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of the Company, indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of Series A
Preferred Stock to be converted:

Stock certificate no(s). of Series A Preferred Stock to be converted:

Please confirm the following information:

Conversion Ratio:

Shares of Common Stock:

Please issue the Common Stock into which the Series A Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title: